                                                               Exhibit 99(b)(2)


               PRESENTATION TO THE



               SPECIAL COMMITTEE OF THE BOARD OF
               DIRECTORS



               OF



               CAVCO INDUSTRIES, INC.
[Goldman
Sachs
Logo]          GOLDMAN, SACHS & CO.
               DECEMBER 4, 1996


TABLE OF EXHIBITS


        SCOPE OF THE ASSIGNMENT                                                          1

        SUMMARY OF THE TRANSACTION                                                       2

        MANUFACTURED HOUSING INDUSTRY OVERVIEW                                           3

        BUSINESS SUMMARY OF THE COMPANY                                                  4

        SUMMARY HISTORICAL AND PROJECTED FINANCIAL INFORMATION                           5

        RESEARCH ANALYSTS' EARNINGS ESTIMATES AND COMMENTS                               6

        STOCK PRICE HISTORY                                                              7

        SHAREHOLDER ANALYSIS                                                             8

        COMPARISON TO OTHER PUBLICLY TRADED COMPANIES                                    9

        COMPARISON OF OTHER RECENT INDUSTRY ACQUISITIONS                                10

        DISCOUNTED CASH FLOW ANALYSIS                                                   11

        ANALYSIS AT ACQUISITION PRICE                                                   12

        CENTEX ACQUISITION ANALYSIS                                                     13

        PRESENT VALUE OF CONSIDERATION LIKELY TO BE RECEIVED BY MAJORITY SHAREHOLDERS   14

SCOPE OF THE ASSIGNMENT

        We have been engaged by the Special Committee of the Board of Directors (the "Special Committee") of Cavco Industries, Inc. (the "Company") to render an opinion regarding the fairness of the consideration to be received by the independent shareholders of the Company in the acquisition of a majority interest in the Company by Centex Corporation ("Centex").

        The independent shareholders collectively own shares representing approximately 49% of the fully diluted shares of the Company. The other 51% of the shares of the Company are owned, directly or indirectly, by the Company's founder and Chairman, Alfred R. Ghelfi, and his wife.

                    SUMMARY OF THE TRANSACTION


THE AGREEMENTS          The Company, the Company's majority shareholders (Al
BETWEEN THE             Ghelfi and his wife) and Centex intend to enter into a
COMPANY, THE            Merger Agreement, a Shareholders' Agreement, a Voting
COMPANY'S MAJORITY      Agreement and a Stock Purchase Agreement in order to
SHAREHOLDERS AND        consummate the acquisition of the Company by Centex as
CENTEX EFFECTIVELY      summarized below.
ALLOW CENTEX TO
ACQUIRE 78% OF THE      Centex will purchase all of the shares of the Company
COMPANY IN THE          owned by the independent shareholders (which represent
NEAR TERM FOR $26.75    approximately 49% of the fully diluted shares of the
PER SHARE               Company) for $26.75 in cash.

                        Centex will concurrently purchase an additional 29% of the Company from the Company's majority shareholders for $26.75 in cash, bringing Centex's ownership percentage to 78%.

                        Once Centex acquires 78% of the Company, the majority shareholders have an option to put their remaining 22% ownership stake to Centex as follows:

                                 - At the end of year three following the
                                   purchase from the independent shareholders for a purchase price equal to 6x the latest twelve months' earnings before taxes

                                 - At the end of year four following the
                                   purchase from the independent shareholders for a purchase price equal to 7x the latest twelve months' earnings before taxes

                                 - At the end of year five following the
                                   purchase from the independent shareholders for a purchase price equal to 8x the latest twelve months' earnings before taxes

                                 - At the end of every other year thereafter for
                                   8x the latest twelve months' earnings before taxes

                        If the majority shareholders do not exercise their put rights for their remaining 22% ownership interest by the end of the fifth year following the purchase from the independent shareholders, Centex has a call option on this remaining 22% interest as follows:

                                 - At the end of year five following the
                                   purchase from the independent shareholders for a purchase price equal to 8x the latest twelve months' earnings before taxes, subject to a minimum price of $26.75 per share

                                 - At the end of every other year thereafter for
                                   8x the latest twelve months' earnings before taxes, subject to a minimum price of $26.75 per share

                        The Company's Board of Directors, by virtue of its fiduciary obligations, may accept a higher offer from a third party provided that such offer results in cash consideration to independent shareholders of at least $27.33 per share and satisfies certain other conditions.

TRANSACTION PRICING SUMMARY



  ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
-------------------------------------------------------------------------------
        Consideration per Share:                                  $26.75
        Fully Diluted Shares:                                  3,561,093
        Aggregate Equity Consideration:                           $95.26
        Net Debt Outstanding                                        6.29
                                                                  ------
        Total Enterprise Value                                   $101.55

        Shares Held by Independent Shareholders:               1,730,364
        Aggregate Consideration to Independent Shareholders:      $46.29
-------------------------------------------------------------------------------

                                                               MULTIPLE/PREMIUM
-------------------------------------------------------------------------------
  1996 (LTM) Revenues (a)                                   $130.0        .78x
  1996 (LTM) EBITDA (a)                                       13.9        7.3
  1996 (LTM) Operating Income (a)                             12.1        8.4
  1996 (LTM) EBT (b)                                          11.6        8.2
  1996 (LTM) Net Income after Discontinued Operations (b)      6.2       15.3
  1997E Net Income (b)(c)                                      8.1       11.7x

  PREMIUM TO STOCK PRICE:
    December 2, 1996                                        $22.50       18.9%
    Last 10 Day Average from 12/2/96                         21.76       22.9%
-------------------------------------------------------------------------------

(a)  Multiple based on assumed Total Enterprise Value.
(b)  Multiple based on Aggregate Equity Consideration.
(c)  Based on management's projections dated November 23, 1996.

                        OVERVIEW OF MANUFACTURED HOUSING INDUSTRY


ACCORDING TO THE        -  Manufactured homes differ from conventional
MANUFACTURED               site-built homes
HOUSING INSTITUTE,         --  required to be permanently affixed to a steel
NEW MANUFACTURED           chassis
HOME SHIPMENTS             --  must be able to attach wheels to enable transport
INCREASED TO 339,600       of home (although homes are rarely relocated due to
IN 1995 (AN 11%            the relatively high moving costs)
INCREASE OVER 1994),
REPRESENTING 33.2%      -  Manufactured homes are a low cost alternative to
OF ALL NEW SINGLE          conventional single family homes and come in two
FAMILY HOMES BUILT         forms:
IN 1995. THE               --  single section homes: typically 12'-18' by
NUMBER OF NEW              60'-80'
SINGLE FAMILY SITE-        --  multi-section homes: consist of two or more
BUILT HOMES                sections, each transported on a chassis, and then
DECLINED 7.5%              "married" on the land site to become one home
DURING THAT SAME
PERIOD                  -  The average single section manufactured home in 1994
                           retailed for $23,900 and consisted of 1,085 square feet. The average multi-section home retailed for $42,900 and consisted of 1,565 square feet of living space

                        - The 1993 median income of manufactured home buyers was $22,300 while the average age was 51. Both figures have increased over the past decade

                        - The low cost of manufactured homes makes the market relatively insensitive to interest rates. However, the relatively low income of manufactured home purchasers makes the market sensitive to economic downturns and recessionary forces

                        - According to the Manufactured Housing Institute, new manufactured home shipments increased to 339,600 in 1995 (an 11% increase over 1994), representing 33.2% of all new single family homes built in 1995. The number of new single family site-built homes declined 7.5% during that same period

                        - Analysts currently estimate that approximately 50% of the new manufactured homes developed each year are located in manufactured housing communities

                        - The Manufactured Housing Institute has determined that:
                           -- manufactured housing has increased as a percent of the U.S. housing market every year for the past 50 years
                           -- one out of every fourteen homes (or approximately 7.0%) in the U.S. is a manufactured home

                        MANUFACTURED HOUSING INDUSTRY OUTLOOK


GS&CO. EQUITY           -  Key factors driving the market share growth in the
RESEARCH REMAINS           single family housing market are the dramatically
VERY POSITIVE ON THE       improved product offering and value due to the
MANUFACTURED               efficiency of assembly-line production.
HOUSING INDUSTRY
                        -  As manufactured homebuilders diversify their
                           geographic base, and builders continue to expand their community offerings of factory-built homes, we believe that consumer acceptance will continue to grow.

                        - As awareness of the different designs, quality building materials, and highly competitive price tags versus stick-built homes is expanded, we believe that demand for these homes will grow.

                        - We are expecting an expanded business cycle for manufactured housing companies versus conventional builders.

                        - We expect manufactured housing to comprise in excess of 30% and 40% of total single-family starts and sales, respectively, by the year 2000. This gain likely will be bolstered by continuing and diversified growth in the employment base within traditionally strong markets for manufactured housing (specifically the Southeast and Southwest).

                        - We also expect the continuing influx of alien immigration and net migration into these traditionally strong markets. These demographic factors are expected to fuel the demand for affordable housing well into the next century.

                      THE COMPANY BUSINESS SUMMARY


                      OVERVIEW

                      - The Company is the largest manufacturer of residential and recreational housing in Arizona

                      - In addition to manufactured housing the Company is engaged in two separate businesses:
                         -- Real estate development using manufactured homes -- Storage container leasing

                         Both of these are very small compared to the Company's core manufactured housing business.


                      MANUFACTURED HOUSING (APPROXIMATELY 89% OF 1996 NET SALES)

                      - The Company produces single and multiple-section homes and offers floor plans ranging from 600 to over 2,000 square feet
                         --  Models typically retail between $17,000 and
                         $100,000

                      - The manufactured housing products are transported from the factory to the dealer retail outlet and ultimately to the site in one or more sections and are installed utilizing their own chassis on either a temporary or permanent foundation
                         -- Although the manufactured housing products are designated to be transportable, fewer than 5% are ever moved off the owner's original site

                      - The Company has approximately a 35% market share for manufactured housing in Arizona and is one of the top 20 manufacturers in the U.S.



-----------------
Note: This data has been derived from Company provided sources and has not been independently verified by Goldman, Sachs & Co.

THE COMPANY BUSINESS SUMMARY


- The Company has three factories located in Arizona

   -- Litchfield facility
   -- Durango facility
   -- Specialty facility

- More than 150 independent dealerships market and distribute the Company's homes

  -- The dealerships are located in 10 western states, Canada and Japan

- The Company's sales in 1996 were distributed as follows:

  -- Arizona - 60%
  -- New Mexico - 20%
  -- Utah - 10%
  -- Others - <10%

REAL ESTATE DEVELOPMENT (APPROXIMATELY 5% OF 1996 NET SALES)

- Through its 100% owned subsidiary, Sun Built, the Company develops manufactured housing subdivisions and sells manufactured homes in established subdivisions

  -- The average size of these homes ranges from 576 to 1,984 square feet, with retail selling prices (excluding land) ranging from $26,000 to
      $87,000

- The Company has indicated that it would not expand this business segment should the merger not be completed

  -- This segment had an operating profit of $262,000 in FY1996 (representing
      2% of the Company's total operating profit) and a net loss in FY 1996 of ($170,000)

------------------
Note: This data has been derived from Company provided sources and has not been independently verified by Goldman, Sachs & Co.

THE COMPANY BUSINESS SUMMARY


STORAGE CONTAINER LEASING (APPROXIMATELY 6% OF 1996 NET SALES)

- The Company sells and leases temporary security storage containers and trailer vans

  -- Containers are used as ocean cargo containers, previously used to secure overseas shipment of packaged goods
  -- The Company purchases the containers from various vendors and refurbishes them at its fabricating facility
  -- This segment had an operating profit of $650,000 in FY1996 (representing
      5% of the Company's total operating profit) and a net loss in FY 1996 of ($220,000)


________________
Note: This data has been derived from Company provided sources and has not been independently verified by Goldman, Sachs & Co.

HISTORICAL AND PROJECTED CONSOLIDATED INCOME STATEMENTS


                            ---------------------------------------     ----------------------------------------------------
                                         HISTORICAL(a)                                     PROJECTIONS(b)
                              1993      1994      1995       1996         1997       1998       1999       2000       2001
                            ---------------------------------------     ----------------------------------------------------

NET SALES                   $56,916   $90,596   $112,682   $130,105     $143,132   $178,671   $196,957   $206,236   $210,441

EBITDA(c)                     3,836     7,899     10,042     13,925       16,839     20,224     22,461     23,997     24,901

OPERATING INCOME              2,806     6,524      8,314     12,107       14,962     18,179     20,485     21,976     22,779

EBT                           2,626     6,403      7,759     11,558       13,516     17,999     21,023     23,094     24,273

NET INCOME FROM
  CONTINUING OPERATIONS       1,515     3,897      4,644      6,933        8,110     10,800     12,614     13,857     14,564
NET INCOME FROM
  DISCONTINUED OPERATIONS       634     2,709      (406)      (695)            0          0          0          0          0
                            ---------------------------------------     ----------------------------------------------------
NET INCOME                   $2,150    $6,606     $4,238     $6,237       $8,110    $10,800    $12,614    $13,857    $14,564

EPS CONTINUING OPERATIONS     $0.45     $1.15      $1.37      $2.05        $2.28      $3.03      $3.54      $3.89      $4.09
EPS                           $0.64     $1.95      $1.25      $1.84        $2.28      $3.03      $3.54      $3.89      $4.09

ANNUAL GROWTH
  SALES                                 59.2%       24.4%     15.5%        10.0%      24.8%      10.2%       4.7%       2.0%
  EBITDA                               105.9%       27.1%     38.7%        20.9%      20.1%      11.1%       6.8%       3.8%

MARGINS
  EBITDA                       6.7%      8.7%        8.9%     10.7%        11.8%      11.3%      11.4%      11.6%      11.8%
  OPERATING INCOME             4.9%      7.2%        7.4%      9.3%        10.5%      10.2%      10.4%      10.7%      10.8%
  EBT                          4.6%      7.1%        6.9%      8.9%         9.4%      10.1%      10.7%      11.2%      11.5%

(a) Fiscal years ending September 30.
(b) Provided by Company management. Goldman, Sachs & Co. is not commenting on the Company's projections.
(c) EBITDA calculated as operating income plus depreciation and amortization.

SUMMARY BALANCE SHEET
AS OF SEPTEMBER 30, 1996
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS
        Cash                                            $13,298
        Accounts and Notes Receivable                     3,040
        Total Inventories                                10,878
        Other Current Assets                              1,792

        TOTAL CURRENT ASSETS                            $29,007

        Net Property, Plant & Equipment                   9,994
        Net Leasable Assets                              21,312
        Notes Receivable                                  1,502
        Investment in Partnerships                        2,644
        Other Assets                                        986

        TOTAL ASSETS                                    $65,446

                                                        9/30/96

        TOTAL DEBT/TOTAL BOOK CAP                         40.6%
        NET DEBT/TOTAL BOOK CAP                           13.0%
        TOTAL DEBT/TOTAL MARKET CAP(a)                    19.6%
        NET DEBT/TOTAL MARKET CAP(a)                       6.3%

                                                           1995        1996
        EBITDA/INTEREST                                    9.45        8.39
        OPERATING INCOME/INTEREST                          7.81        7.61
        (EBITDA-CAPEX)/INTEREST                            7.27        7.12
        TOTAL DEBT/EBITDA                                  1.63        1.47
        NET DEBT/EBITDA                                    0.81        0.47

                      LIABILITIES AND SHAREHOLDER'S EQUITY
        Notes Payable                                   $   704
        Current Portion of Long Term Debt                 3,410
        Accounts Payable                                  4,991
        Accrued Expenses                                  7,958
        Income Taxes                                      2,563

        TOTAL CURRENT LIABILITIES                       $19,625

        Long Term Debt                                   15,480
        Deferred Taxes & Other                            1,670
        Shareholder's Equity                             28,671

        TOTAL LIABILITIES AND EQUITY                    $65,446

(a) Market Capitalization is calculated as of December 2, 1996 at a share price of $22.50.

KEY DRIVERS OF THE COMPANY'S FINANCIAL PERFORMANCE

KEYS TO SUCCESS

- Customization. Consumer expectations have been elevated, making frequent design updates necessary and requiring the flexibility to satisfy individual customer needs. The Company has a relatively sophisticated design team and process in place that should enable the Company to remain competitive in quality.

- Positive market trends. Population and employment growth rates in the Southwest and Mountain States are higher than other parts of the country. In combination with greater acceptability at the community level, both should help expand the Company's opportunity.

- Dealership network. For manufactured homes the Company has an excellent distribution network composed of seasoned dealers. Furthermore, expertise in establishing and maintaining these relationships is being leveraged in the container leasing segment.

- Product line. The Company has effectively used lower-end products to enter markets, following with higher-end models as dealer relationships allow. The Company will continue to emphasize frequent design innovations and customization as a means to stay competitive.

ISSUES

- Distribution. There has been a consolidation of independent dealerships as some of the larger manufacturers buy up dealerships to start internal retail sales programs. The Company has not yet embraced retailing, but if the standard distribution system is irrevocably altered, the Company may not be able to rely on dealerships alone for distributing its product.

- Production capacity. Even after adding a new facility in 1993 and adding a second assembly line to that same factory, real growth could eventually be capped by production capacity. In order to maintain its current growth rate, management is adding a fourth plant outside Belen, N.M.

SUMMARY OF RECENT RESEARCH REPORTS -- THE COMPANY

                                                      EPS ESTIMATES      P/E RATIO
INSTITUTIONAL             STOCK                      ---------------   -------------
REPORT          DATE      PRICE    RECOMMENDATION    1996E   FY 1997   1996E   1997E               ANALYSTS' KEY COMMENTS
-------------  --------   ------   ---------------   -----   -------   -----   -----   ---------------------------------------------
HD Brous &     05/16/96   $14.25   Buy               $1.59    $1.94    8.9x     7.3x   - The Company experienced substantial growth
Co. Inc.                                                                                 in revenue in the last 4 years, with 4
                                                                                         year compound annual  growth in revenue at
                                                                                         28%.

                                                                                       - The Company manufactured 45% of homes in
                                                                                         AZ in 1995 and is among the top 20
                                                                                         manufacturers in the US.

                                                                                       - The Company intends to expand geographical-
                                                                                         ly and to target markets with high growth
                                                                                         in manufactured housing sales.

                                                                                       - After modernizing its factories, the
                                                                                         Company achieved a production rate per
                                                                                         factory above the industry average.

                                                                                       - In late 1993, the Company began selling
                                                                                         and leasing all-steel storage containers
                                                                                         and trailer vans through a subsidiary,
                                                                                         National Security Containers. This seg-
                                                                                         ment contributes only 4% of revenues but
                                                                                         is expected to grow substantially.

                                                                                       - The Company's shares trade at 8.9 times HD
                                                                                         Brous & Co.'s 1996 earnings estimates,
                                                                                         indicating they are undervalued relative
                                                                                         to the industry.
------------------------------------------------------------------------------------------------------------------------------------
Torrey Pines   02/09/96   $13.50   Long Term Buy     $1.70    N.A.     7.9x     N.A.   - Revenues have grown from $37 million to
Securities                                                                               $114 million during the past 5 years, which
                                                                                         represents a compound growth rate of
                                                                                         nearly 30% per year.

                                                                                       - Earnings have grown in excess of 40% over
                                                                                         the past 5 years from $.24 per share to
                                                                                         $1.34 per share.

                                                                                       - The Manufactured Home Industry has grown
                                                                                         at a 20% rate each year which should fuel
                                                                                         the Company's continued revenues and
                                                                                         earnings growth.

                                                                                       - The Company would be a wise investment
                                                                                         because of its low volatility; Torrey Pines
                                                                                         Securities sees it as more of a "buy and
                                                                                         hold" investment as opposed to a trading
                                                                                         security.
------------------------------------------------------------------------------------------------------------------------------------

THE COMPANY
DAILY COMMON STOCK PRICE AND TRADING VOLUME HISTORY

[GRAPH]

THE COMPANY
COMMON STOCK PRICE AND TRADING VOLUME HISTORY

3 YEAR PRICE HISTORY

                                    [GRAPH]


5 YEAR PRICE HISTORY

                                    [GRAPH]

THE COMPANY
TEN YEAR WEEKLY COMMON STOCK PRICE & TRADING VOLUME HISTORY

                                    [GRAPH]

THE COMPANY
COMMON STOCK PRICE AND TRADING VOLUME HISTORY


ONE YEAR PRICE HISTORY
                                    [GRAPH]


THREE YEAR PRICE HISTORY
                                    [GRAPH]



MANUFACTURED HOUSING
COMPOSITE:
    AMERICAN HOMESTAR
    CAVALIER HOMES
    LIBERTY HOMES
    NOBILITY HOMES
    SCHULT HOMES
    SKYLINE CORP.
    SOUTHERN ENERGY
      HOMES

THE COMPANY
WEEKLY INDEXED COMMON STOCK PRICE HISTORY


MANUFACTURED                      [GRAPH]
HOUSING COMPOSITE:
  AMERICAN HOMESTAR
  CAVALIER HOMES
  LIBERTY HOMES
  NOBILITY HOMES
  SCHULT HOMES
  SKYLINE CORP.
  SOUTHERN ENERGY
    HOMES

THE COMPANY
SHARES TRADED AT SPECIFIC PRICES


11/22/96 to 12/2/96                       ONE MONTH 12/2/96

      [GRAPH]                                  [GRAPH]


ONE YEAR TO 12/2/96                     THREE YEARS TO 12/2/96

      [GRAPH]                                  [GRAPH]


Source: Muller

COMMON STOCK OWNERSHIP
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      $ VALUE OF
                                                             % OF TOTAL SHARES    CONSIDERATION TO BE
                                         NUMBER OF SHARES      OUTSTANDING(c)          RECEIVED
-----------------------------------------------------------------------------------------------------
DIRECTORS AND INSIDERS
  MAJORITY SHAREHOLDER
    Alfred R Ghelfi                         1,830,729              54.1%               $48,972
  OTHER DIRECTORS & INSIDERS
    Stephen Kleemann(b)                       272,025               8.0                  7,277
    Ruth Smith                                 42,340               1.3                  1,133
    William Blandin(b)                         29,900               0.9                    800
    Robert Ward(b)                              3,750               0.1                    100

  INSTITUTIONS
    Fidelity Mgmt & Res Co.                   240,550               7.1%               $ 6,435
    Barclays Bank PLC                          67,640               2.0                  1,809
    Kennedy Capital Management                 66,874               2.0                  1,789
    First Union Corporation                    35,000               1.0                    936
    Rosenberg Inst. Eq. Management(a)          12,100               0.4                    324
    ANB Investment Management(a)                1,650               0.0                     44
    First Interstate Bancorp                      375               0.0                     10
    RCB Trust Company                             300               0.0                      8
    Bankers Trust NY Corp.                        150               0.0                      4
    Travelers Inc.                                150               0.0                      4
  NON-INSTITUTIONS                            779,435              23.0%               $20,850
  TOTAL SHARES OUTSTANDING                  3,382,968             100.0%               $90,495
----------------------------------------------------------------------------------------------------

(a) Ownership based on Spectrum as of September 1996, all other data as of June 1996.
(b) Ownership based on the Company's proxy statement dated January 26, 1996.
(c) Excludes 128,125 shares to be issued pursuant to a convertible note and 50,000 employee stock options likely to be exercised. Fully diluted shares outstanding including these items are 3,561,093.

PUBLIC MARKET VALUATION COMPARISON OF SELECTED COMPANIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                EARNINGS ESTIMATES
                                              EQUITY              DEBT/TOTAL   ---------------------
                      PRICE      SHARES       MARKET     TOTAL     MARKET       LTM     FYE     FYE
                      DEC. 2   OUTSTANDING     CAP       DEBT       CAP         1996    1996    1997
====================================================================================================
----------------------------------------------------------------------------------------------------
CAVCO INDUSTRIES(c)   $22.50      3,561      $ 80,125   $19,593      19.6%     $1.84   $1.84   $2.28
----------------------------------------------------------------------------------------------------
American
    Homestar(d)        18.25      8,701       158,789     3,593       2.2%      1.28    1.23    1.50

Nobility Homes(e)      12.50      2,991        37,387       658       1.7%      0.78    0.84    0.98

Liberty Homes(f)       13.50      4,281        57,797         0       0.0%      1.17     N/A     N/A

Southern Energy
    Homes(g)           12.00     15,102       181,220        29       0.0%      0.97    1.01    1.15

Cavalier Homes         11.13     10,109       112,466     6,260       5.3%      1.04    1.09    1.29

Skyline Corp.(h)       26.25     10,143       266,250         0       0.0%      2.05    1.85    1.23

Schult Homes
    Corp.(i)           23.25      3,747        87,120     1,073       1.2%      2.15    1.81    2.20
----------------------------------------------------------------------------------------------------
HIGH                                                                  5.3%

LOW                                                                   0.0%

MEAN(j)                                                               1.5%

MEDIAN(j)                                                             1.2%
----------------------------------------------------------------------------------------------------
====================================================================================================



                                                                      LEVERED MARKET
                                                                    CAPITALIZATION AS A
                                                                          MULTIPLE
                            P/E RATIO                               --------------------
                      ---------------------                         LTM FREE
                       LTM     FYE     FYE               DIVIDEND    CASH        LTM
                      1996    1996    1997    DIVIDEND    YIELD     FLOW(a)    EBITDA(b)
========================================================================================
----------------------------------------------------------------------------------------
CAVCO INDUSTRIES(c)   12.2x   12.2x    9.9x    $0.00       0.0%      14.8x        7.2x
----------------------------------------------------------------------------------------
American
    Homestar(d)       14.3    14.8    12.2      0.00       0.0%      24.3         7.2

Nobility Homes(e)     16.0    14.9    12.8      0.00       0.0%      17.1        10.4

Liberty Homes(f)      11.5     N/A     N/A      1.12       8.3%       0.0         6.0

Southern Energy
    Homes(g)          12.4    11.9    10.4      0.00       0.0%      15.8         7.4

Cavalier Homes        10.7    10.2     8.6      0.48       4.3%      31.1         5.1

Skyline Corp.(h)      12.8    14.2    21.3      0.60       2.3%      16.0         7.8

Schult Homes
    Corp.(i)          10.8    12.8    10.6      0.20       0.9%      19.6         5.2
---------------------------------------------------------------------------------------
HIGH                  16.0x   14.9x   21.3x                8.3%      31.1x       10.4x

LOW                   10.7x   10.2x    8.6x                0.0%       0.0x        5.1x

MEAN(j)               12.8x   13.1x   12.6x                2.3%      17.7x        7.0x

MEDIAN(j)             12.6x   13.5x   11.4x                0.9%      17.1x        7.2x
---------------------------------------------------------------------------------------
=======================================================================================


(a) Free Cash Flow is calculated as Net Income plus Depreciation/Amortization, less capital expenditures and dividends.
(b) EBITDA is calculated as Operating Income plus Depreciation and Amortization.
(c) The Company's earnings for 1996 are actual numbers; 1997 estimate is taken from management projections provided by the Company. Fiscal Year end is Sept. 30, 199x. The Company's LTM Free Cash Flow adds back a loss on discontinued operations of $695,497.
(d) American Homestar Fully Diluted shares outstanding include 74,750 options available for grant as of May 31, 1996.
(e) Nobility Homes Fully Diluted Shares outstanding include 20,000 options as of Nov. 1995.
(f) Liberty Homes Shares outstanding include 2,535,496 Class A shares and 1,745,759 Class B shares outstanding. Class A shares have no voting rights; Class B shares have voting rights and are convertible at a 1:1 ratio into Class A. Liberty Homes net income for the 9 months ending Sept. 30, 1996 is adjusted downward for an after tax gain of $345,000.
(g) Southern Energy Homes declared a 3 for 2 stock split on July 3, 1996, in the form of a 50% stock dividend. All numbers reflect this occurrence.
(h) Skyline FYE 1996 & LTM 1996 are actual numbers. FYE 1997 is based on IBES. FYE is May 31, 199x.
(i) Schult FYE 1996 & LTM 1996 are actual numbers. FYE 1997 is based on a
    First Call Consensus Estimate. FYE is June 30, 199x.
(j) Mean and Median do not include Cavco Industries.
(k) Earnings estimates for American Homestar, Nobility Homes, Liberty Homes, Southern Energy Homes and Cavalier Homes are First Call estimates as of
    Nov. 19, 1996. Their Fiscal Year Ends are as follows: American Homestar - 5/31/96; Nobility Homes - 11/4/96; Liberty Homes - 12/31/96; Southern
    Energy Homes - 12/31/96; Cavalier Homes - 12/31/96.

                 MANUFACTURED HOME INDUSTRY MERGER TRANSACTIONS

                 (COMPLETED AND PENDING DEALS 1991 TO PRESENT)


                                                         CONSIDERATION AS A MULTIPLE OF (a):
                                                       ----------------------------------------

                                                                                                 PREMIUM   DESCRIPTION
DATE                                    AGGREGATE                               OPERAT-          TO        OF THE
ANNOUNCED                               CONSIDERATION  BOOK                     ING      NET     STOCK     TRANSACTION/
(COMPLETED)  TARGET           ACQUIRER  (MILLIONS)     VALUE  REVENUES  EBITDA  INCOME   INCOME  PRICE     COMPANY
-----------  ---------------  --------  -------------  -----  --------  ------  -------  ------  --------  -------------------------
8/22/96      BELLCREST HOMES  BELMONT   $13.0 (con-    N.A.   0.34(b)   N.A.    N.A.     N.A.    N.A.      Bellcrest operates two
(10/29/96)   INC.             HOMES,    sisting of                                                         plants in Georgia, one of
                              INC.      approximately                                                      which opened in early
                                        $9.5 in cash                                                       1996, and sells to 90
                                        and $3.5 in                                                        independent dealers in
                                        profit-                                                            Georgia, South Carolina
                                        related                                                            and North Carolina
                                        payments)

8/14/96      REDMAN INDUS-    CHAMPION  $335.2 or      4.8x   0.53x     7.2x    8.1x    13.2x    15.9%(c)  Champion Enterprises
(10/24/96)   TRIES, INC.      ENTER-    $24.65 per                                                         acquired Redman Indus-
                              PRISES,   share                                                              tries in a stock swap
                              INC.                                                                         transaction. Redman
                                                                                                           shareholders received
                                                                                                           1.24 Champion common
                                                                                                           shares for each Redman
                                                                                                           share held. Redman
                                                                                                           operates 18 plants and
                                                                                                           sells houses to 1,400
                                                                                                           dealers in 40 states

4/4/96       LEGEND REALTY,   CHAMPION  Approximately  4.4x   0.36x     N.A.   5.6x    7.3x     N.A.       Champion Enterprises,
(4/26/96)    INC.             ENTER-    $33.0 (con-                                                        Inc. acquired Legend
             GRAND MANOR      PRISES,   sisting of                                                         Realty, Inc.
             INC.             INC.      $18.5 in cash                                                      Concurrently,
             HOMES OF                   and $14.5 in                                                       Champion Enterprises
             LEGEND                     profit-                                                            acquired Grand Manor
                                        related                                                            and all the outstanding
                                        payments).                                                         stock of Homes of Legend.

12/04/95     GUERDON HOMES,   AMERICAN  $27.0 (con-    N.A.   0.26x(d)  N.A.   N.A.    N.A.     N.A.       American Homestar (AH)
(9/27/96)    INC. (a unit     HOMESTAR  sisting of                                                         exercised a nine-month
             of Guerdon       CORP.     256,495                                                            option to acquire all the
             Holdings)                  common                                                             outstanding capital stock
                                        shares valued                                                      of Guerdon Homes, a unit
                                        at $4.04, $14                                                      of Guerdon Holdings for
                                        in the assump-                                                     $27.0. Guerdon operates
                                        tion of lia-                                                       four plants and uses 150
                                        bilities, $6                                                       independent dealers to
                                        in 8.5% con-                                                       market its homes in
                                        vertible                                                           three market areas.
                                        notes, and a
                                        $3 loan in
                                        the form of
                                        an 8.5%
                                        subor-
                                        dinated
                                        debenture).

8/29/95     SPIRIT HOMES,     BELMONT   $9.8 (con-     2.5x   0.23x     4.5x    5.1x   7.4x     N.A.      Belmont Homes, Inc.  a
(10/12/95)  INC.              HOMES,    sisting of                                                        Mississippi corporation,
                              INC.      $2.5 in cash                                                      acquired 100% of the
                                        and $7.3 in                                                       stock of Spirit Homes,
                                        promissory                                                        Inc., a producer and
                                        notes)                                                            manufacturer of
                                                                                                          homes in Conway,
                                                                                                          Arkansas, pursuant to a
                                                                                                          Stock Purchase Agreement.
                                                                                                          Spirit will continue to
                                                                                                          operate as a producer of
                                                                                                          manufactured homes.

5/9/95       DESTINY          OAKWOOD   $21.7          N.A.   0.24x(c)  N.A.    N.A.   N.A.     N.A.      Oakwood Homes acquired
(6/30/95)    INDUSTRIES,      HOMES,                                                                      Destiny Industries in
             INC.             CORP.                                                                       exchange for 925,000
                                                                                                          common shares, in a
                                                                                                          stock swap merger valued
                                                                                                          at $21.7. Destiny operates
                                                                                                          four plants and sells
                                                                                                          houses to 195 dealers in
                                                                                                          the deep South.


                                                                                                                         CONTINUED

                 MANUFACTURED HOME INDUSTRY MERGER TRANSACTIONS

                 (COMPLETED AND PENDING DEALS 1991 TO PRESENT)

                                                         CONSIDERATION AS A MULTIPLE OF (a):
                                                       ----------------------------------------

                                                                                                 PREMIUM   DESCRIPTION
DATE                                    AGGREGATE                               OPERAT-          TO        OF THE
ANNOUNCED                               CONSIDERATION  BOOK                     ING      NET     STOCK     TRANSACTION/
(COMPLETED)  TARGET           ACQUIRER  (MILLIONS)     VALUE  REVENUES  EBITDA  INCOME   INCOME  PRICE     COMPANY
-----------  ---------------  --------  -------------  -----  --------  ------  -------  ------  --------  -------------------------
1/6/95       CHANDELEUR       CHAMPION  $46.9          2.9x   0.51x     3.8x    3.9x      7.9x   N.A.      Champion Enterprises
(2/3/95)     HOMES, INC. AND  ENTER-                                                                       acquired Chandeleur
             CREST RIDGE      PRISES,                                                                      Homes and Crest Ridge
             HOMES, INC.      INC.                                                                         Homes concurrently
                                                                                                           in transactions
                                                                                                           contingent upon each
                                                                                                           other.

7/6/94       IMPERIAL         SOUTHERN  $7.2 (con-     3.7x   0.29x     3.7x    3.9x     7.0x   N.A.
(8/2/94)     MANUFACTURED     ENERGY    sisting of
             HOMES            HOMES,    $5.7 in
                              INC.      cash and
                                        $1.5 in
                                        assumption
                                        of liabil-
                                        ities)

6/27/94      GOLDEN WEST      OAKWOOD   $15.5          1.8x   0.15x     5.3x    7.1x      8.9x   N.A.      Oakwood Homes (OH)
(10/3/94)    HOMES            HOMES                                                                        acquired all the
                              CORP.                                                                        outstanding shares of
                                                                                                           Golden West Homes for
                                                                                                           700,000 OH common shares
                                                                                                           in a stock swap
                                                                                                           transaction valued at
                                                                                                           $15.5 mil. Golden West
                                                                                                           operates three factories
                                                                                                           and sells homes to 150
                                                                                                           independent dealers in
                                                                                                           Oregon, Washington and
                                                                                                           California.

1/31/94      DUTCH HOUSING,   CHAMPION  $40.0          3.0x   0.44x     N.A.    3.7x       6.2x  N.A.
(3/10/94)    INC.             ENTER-
                              PRISES,
                              INC.

LOW:                                                   1.8x   0.15x     3.7x    3.7x       6.2x  15.9%

MEDIAN:                                                3.0x   0.32x     4.5x    5.1x       7.4x  15.9%

HIGH:                                                  4.8x   0.53x     7.2x    8.1x      13.2x  15.9%

----------------

Notes:

(a) Based on most recently filed public documents prior to acquisition.

(b) Based on first six month 1996 revenues annualized.

(c) Based on ten day average closing price starting five days prior to announcement of merger.

(d) Based on sales as stated in acquisition press release.


OBSERVATIONS ON MANUFACTURED HOME INDUSTRY
ACQUISITIONS

   Based on analysis of recent acquisitions in the industry, public statements by certain publicly traded manufactured housing companies and discussions with certain equity research analysts familiar with the manufactured housing industry, it appears that, in general, the range of acquisition multiples for small, privately held, single-market focused manufactured housing companies is approximately 8-10x LTM earnings.

   The only recent large acquisition in this industry occurred in October 1996 when Champion Enterprises acquired Redman Industries for $335.2 million, which represented a multiple of 13.2x LTM earnings and a 15.9% premium to Redman's recent stock price. Redman was one of the largest companies in the manufactured housing sector and had a national presence. Redman operated 18 production plants throughout the U.S., and had LTM revenues of $614 million, over 1,400 retail dealers, and sales (in over 40 states) of approximately 25,000 homes in the past year.

   The Company is not as large or as geographically diverse as Redman. However, the Company is more diverse than the single market manufactured housing companies mentioned above. Its primary market is Arizona, which accounted for more than 60% of sales this past year. The Company also sells houses in nine other states (with New Mexico accounting for more than 20% of sales and Utah accounting for approximately 10% of sales).

COMPARISON OF TRANSACTION TO OTHER RECENT INDUSTRY ACQUISITIONS

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    MULTIPLE/PREMIUM OF OTHER
                                                   RECENT INDUSTRY ACQUISITIONS
                                      ------------------------------------------------------
                                      LOW                   MEDIAN                      HIGH
-----------------------------------------------------------------------------------------------------------------------------------
MULTIPLE OF:
                                     ----------------------------------------------------------
September 30, 1996 Book Value $28.7  |                  |      *                              |
                                     ----------------------------------------------------------
                                     1.8x              3.0x    3.3x                          4.8x

                                     ----------------------------------------------------------
1996 Revenues                 $130.0 |                     |                                  |   ---------------------*
                                     ----------------------------------------------------------
                                     0.15x                0.32x                             0.53x                 0.78x

                                     ----------------------------------------------------------
1996 EBITDA                   $13.9  |          |                                             |   -----*
                                     ----------------------------------------------------------
                                     3.7x      4.5x                                          7.2x    7.3x

                                     ----------------------------------------------------------
1996 Operating Income         $12.1  |                |                                       |   -*
                                     ----------------------------------------------------------
                                     3.7x            5.1x                                  8.1x   8.4x

                                     ----------------------------------------------------------
1996 Net Income               $6.2   |       |                                                |   ---*
                                     ----------------------------------------------------------
                                     6.2x    7.4x                                           13.2x     15.3x

PREMIUM TO STOCK PRICE:
                                     ----------------------------------------------------------
December 2, 1996              $22.50 |                                                        |   -----*
                                     ----------------------------------------------------------
                                     0%                                                     15.9%       18.9x

                                     ----------------------------------------------------------
Last 10 Day Average           $21.76 |                                                        |   ------------------------------*
                                     ----------------------------------------------------------
                                     0%                                                     15.9%                             22.9%


Note: The multiples/premiums for this particular transaction are shown by an asterisk and highlighted by a box around the number.

POTENTIAL BUYER LIST



   Champion Enterprises

   Clayton Homes

   Fleetwood Enterprises

   Oakwood Homes


   American Homestar

   Belmont Homes

   Cavalier Homes

   Southern Energy Homes

   Skyline Corp.



   Centex Corp.

   Pulte Corp.

   Lennar Corp.

   Hovnanian Enterprises

   D.R. Horton

PROJECTION ASSUMPTIONS(a)

THE COMPANY PROVIDED TWO SETS OF FIVE YEAR FINANCIAL PROJECTIONS AS OUTLINED IN "MANAGEMENT CASE #1" AND "MANAGEMENT CASE #2"

MANAGEMENT CASE #1

- There is no economic recession during the period (1997 - 2001)

- The New Mexico plant comes on stream without any delays

- The leasing segment's cash flow and utilization increase significantly in 1997 and build steadily thereafter

- Revenue growth and the EBITDA margin increases as highlighted below:

                                   Actual                                    Projected
                        ----------------------------            ------------------------------------
                        1993    1994    1995    1996            1997    1998    1999    2000    2001
----------------------------------------------------------------------------------------------------
Revenue (growth)        N/A     61.8%   23.5%   14.4%           10.0%   24.8%   10.2%    4.7%    2.0%

EBITDA (margin)         6.7%     8.7%    8.9%   10.7%           11.8%   11.3%   11.4%   11.6%   11.8%
----------------------------------------------------------------------------------------------------

MANAGEMENT CASE #2

- The New Mexico plant comes on stream without any delays

- Manufactured Housing's EBIT growth during the period FY1996-FY2001 is 5.2%

- Leasing's EBIT growth is 66% from FY1996 to FY1997 and continues to grow to $2.5 million in FY2001


- A moderate to significant recession occurs in FY1997, which causes unit volumes in manufactured housing to decline. Growth in revenues in the manufactured housing division resumes at 8% thereafter.



(a) Goldman, Sachs & Co. expresses no comment on the Company's projections.

DISCOUNTED CASH FLOW ANALYSIS - MANAGEMENT CASE #1

                                                    ------------------------------------------------------
                                                                         FISCAL YEARS
                                                          1997      1998        1999       2000       2001
                                                    ------------------------------------------------------
NET SALES                                               $143,132   $178,671   $196,957   $206,236   $210,441

EBITDA (a)                                                16,839     20,224     22,461     23,997     24,901

INTEREST EXPENSE                                           1,373      1,168        782        282       (296)
EBT                                                       13,516     17,999     21,023     23,094     24,273
INCOME TAXES                                               5,406      7,199      8,409      9,237      9,709
NET INCOME                                                 8,110     10,800     12,614     13,857     14,564

DEPRECIATION                                               1,877      2,045      1,976      2,021      2,122
CAPEX                                                     (7,100)    (2,300)    (2,300)    (2,300)    (2,300)
WORKING CAPITAL                                           (1,720)    (2,488)    (1,280)      (650)      (294)

NET CASH FLOW                                             $1,167     $8,057    $11,010    $12,928    $14,092

PERFORMANCE RATIOS
SALES GROWTH                                               10.0%      24.8%      10.2%       4.7%       2.0%
EBT MARGIN                                                  9.4%      10.1%      10.7%      11.2%      11.5%
EBITDA MARGIN                                              11.8%      11.3%      11.4%      11.6%      11.8%
DEPRECIATION/SALES                                          1.3%       1.1%       1.0%       1.0%       1.0%
TAX RATE                                                   40.0%      40.0%      40.0%      40.0%      40.0%


NPV AS OF DEC. 2, 1996
                                        DISCOUNT RATE      16.0%      18.0%      20.0%
                                       NPV CASH FLOWS    $27,897    $26,304    $24,837
EBITDA MULTIPLE:       7.5x        NPV TERMINAL VALUE    $88,918    $81,633    $75,054
-----------------------------------------------------
                               TOTAL ENTERPRISE VALUE   $116,814   $107,938    $99,891
                                             NET DEBT      6,295      6,295      6,295
                       AGGREGATE EQUITY CONSIDERATION   $110,519   $101,643    $93,596
                               EQUITY VALUE PER SHARE     $31.04     $28.54     $26.28
-----------------------------------------------------

(a) Defined as operating income plus depreciation and amortization.
(b) Based on 3,561,093 fully diluted shares outstanding

DCF SENSITIVITY ANALYSIS - MANAGEMENT CASE #1


                                             ENTERPRISE VALUE

                                              DISCOUNT RATE
                                     --------------------------------
                                        16.0%      18.0%     20.0%
                ---------------      --------------------------------
                       5.50x          $93,103    $86,169   $79,876
EBITDA MULTIPLE        6.50           104,959     97,053    89,883
                       7.50           116,814    107,938    99,891
                ---------------

                                          EQUITY VALUE PER SHARE
                                              DISCOUNT RATE
                                     --------------------------------
                                        16.0%      18.0%     20.0%
                ---------------      --------------------------------
                       5.50x           $24.38     $22.43    $20.66
EBITDA MULTIPLE        6.50             27.71      25.49     23.47
                       7.50             31.04      28.54     26.28
                ---------------

DISCOUNTED CASH FLOW ANALYSIS - MANAGEMENT CASE #2

                                                    ------------------------------------------------------
                                                                         FISCAL YEARS
                                                          1997      1998        1999       2000       2001
                                                    ------------------------------------------------------
NET SALES                                               $109,588   $133,841   $147,248   $161,079   $174,378

EBITDA (a)                                                12,553     14,896     16,424    18,358      20,031

INTEREST EXPENSE                                           1,413      1,300      1,102        824        478
EBT                                                        8,268     11,156     13,169     15,573     17,721
INCOME TAXES                                               3,307      4,462      5,267      6,229      7,069
NET INCOME                                                 4,961      6,694      7,901      9,344     10,633

DEPRECIATION                                               1,877      2,045      1,976      2,021      2,122
CAPEX                                                     (7,100)    (2,300)    (2,300)    (2,300)    (2,300)
WORKING CAPITAL                                              628     (1,698)      (938)      (968)      (931)

NET CASH FLOW                                               $366     $4,741     $6,639     $8,097     $9,524

PERFORMANCE RATIOS
SALES GROWTH                                             (15.8)%      22.1%      10.0%       9.4%       8.3%
EBT MARGIN                                                  7.5%       8.3%       8.9%       9.7%      10.2%
EBITDA MARGIN                                              11.5%      11.1%      11.2%      11.4%      11.5%
DEPRECIATION/SALES                                          1.7%       1.5%       1.3%       1.3%       1.2%
TAX RATE                                                   40.0%      40.0%      40.0%      40.0%      39.9%


NPV AS OF DEC. 2, 1996
                                        DISCOUNT RATE      16.0%      18.0%      20.0%
                                       NPV CASH FLOWS    $17,099    $16,095    $15,172
EBITDA MULTIPLE:       7.5X        NPV TERMINAL VALUE    $71,528    $65,668    $60,375
-----------------------------------------------------
                               TOTAL ENTERPRISE VALUE    $88,626    $81,763    $75,547
                                             NET DEBT      6,295      6,295      6,295
                       AGGREGATE EQUITY CONSIDERATION    $82,331    $75,468    $69,252
                               EQUITY VALUE PER SHARE     $23.12     $21.19     $19.45
-----------------------------------------------------

(a) Defined as operating income plus depreciation and amortization.
(b) Based on 3,561,093 fully diluted shares outstanding

DCF SENSITIVITY ANALYSIS - MANAGEMENT CASE #2

                                        ENTERPRISE VALUE
                                          DISCOUNT RATE
                                   -----------------------------
                                   16.0%       18.0%       20.0%
                                   -----       -----       -----
EBITDA MULTIPLE         5.50x     $69,552     $64,252    $59,447
                        6.50       79,089      73,007     67,497
                        7.50       88,626      81,763     75,547


                                      EQUITY VALUE PER SHARE
                                          DISCOUNT RATE
                                   -----------------------------
                                   16.0%       18.0%       20.0%
                                   -----       -----       -----
EBITDA MULTIPLE         5.50x      $17.76     $16.27      $14.93
                        6.50        20.44      18.73       17.19
                        7.50        23.12      21.19       19.45

ANALYSIS AT ACQUISITION PRICE FOR THE COMPANY
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

------------------------------------------------------------------
PRICE PER SHARE                                             $26.75
------------------------------------------------------------------
Premium/(Discount) to Market (12/2/96)                        18.9%
Aggregate Equity Consideration                             $95,259
Net Debt Assumed                                             6,295
                                                          --------
Total Enterprise Value                                    $101,554
Shares Outstanding                                           3,561

MULTIPLE OF SALES(a)
                FYE 1996        $130,105                      0.78x
          Projected 1997         143,132                      0.71

MULTIPLE OF EBITDA(a)
                FYE 1996         $13,925                       7.3x
          Projected 1997          16,839                       6.0

MULTIPLE OF EBIT(a)
                FYE 1996         $12,107                       8.4x
          Projected 1997          14,889                       6.8

MULTIPLE OF NET INCOME AFTER
DISCONTINUED OPERATIONS(b)
                FYE 1996          $6,237                      15.3x
          Projected 1997           8,110                      11.7

MULTIPLE OF BOOK VALUE(b)        $28,671                       3.3x

(a) Multiple based on Total Enterprise Value.
(b) Multiple based on Aggregate Equity Consideration.

                            SUMMARY MERGER ANALYSIS

                          CENTEX ACQUIRES THE COMPANY

             ASSUMPTIONS

               CENTEX
Current Stock Price               $35.88                    PRICE PAID PER SHARE                   $26.75
LTM EPS                            $2.77                    MULTIPLE OF LTM EPS PAID                 15.3 x
NTM EPS                            $3.32                    MULTIPLE OF NTM EPS PAID                 11.7 x
LTM EPS Multiple                    13.0 x
NTM EPS Multiple                    10.8 x                                                      CENTEX'S EPS
Number of Shares Outstanding      28,622                                                     POST ACQUISITION
Current Equity Market Cap     $1,026,803                                                     ----------------
Current Dividend                   $0.20                    LTM 1996                                $2.79
                                                            NTM 1997                                $3.41
             THE COMPANY
Current Stock Price               $22.50                                                     ACCRETION/(DILUTION)
LTM EPS                            $1.84                                                       TO CENTEX'S EPS
NTM EPS                            $2.28                                                    --------------------
LTM EPS Multiple                    12.2 x                  LTM 1996                                  0.8%
NTM EPS Multiple                     9.9 x                  NTM 1997                                  2.7%
Number of Fully Diluted Shares     3,561
Current Equity Market Cap        $80,125
Current Dividend                   $0.00

NOTES
(a) Share prices taken as of close on December 2, 1996.

(b) Fully Diluted shares of the Company include those from convertible debt (128,125) and outstanding options (50,000).

(c) All CTX values in analysis are taken from most recently filed public documents.

(d) Effective tax rate is assumed to be 40.0% and cost of debt is assumed to be 6.85%.
    Merger analysis assumes Centex finances merger with all debt.

(e) CTX Next twelve months earnings estimates are the sum of quarterly estimates. The next two quarters are First Call estimates; the following two quarters are grown at 7% (First Call consensus growth rate) from the comparable four quarters in the prior year.

PRESENT VALUE OF FUTURE CONSIDERATION LIKELY TO BE
RECEIVED BY MAJORITY SHAREHOLDERS


                PRICE PER SHARE TO BE RECEIVED IN       PRESENT VALUE PER SHARE TO MAJORITY SHAREHOLDERS AT VARIOUS
                 FUTURE BY MAJORITY HOLDERS FOR          DISCOUNT RATES/PERCENTAGE CHANGE IN COMPANY PROJECTIONS
                REMAINING 22% OWNERSHIP INTEREST           NEEDED TO ACHIEVE PRESENT VALUE OF $26.75 PER SHARE
YEAR             BASED ON COMPANY PROJECTIONS           ------------------------------------------------------------
                                                           14%     15%      16%      17%     18%      19%      20%
-----          -------------------------------          ------------------------------------------------------------
 3                         $35.42                       $23.91   $23.29    $22.69   $22.12   $21.56   $21.02  $20.50

                                                          11.9%    14.9%     17.9%    21.0%    24.1%    27.3%   30.5%

 4                         $45.40                       $26.88   $25.95    $25.07   $24.23   $23.41   $22.64  $21.89

                                                         (0.5)%     3.1%      6.7%    10.4%    14.2%    18.2%   22.2%

 5                         $54.53                       $28.32   $27.11    $25.96   $24.87   $23.84   $22.85  $21.91

                                                          (5.5)%   (1.3)%     3.0%     7.6%    12.2%    17.1%   22.1%
